EXHIBIT 16.1


                                [KPMG Letterhead]


January 18, 2005


U.S. Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Prospect Energy Corporation (the Company) and, under the date of July 2, 2004, we reported on the financial statements of the Company as of June 24, 2004 and for the period from inception, April 13, 2004, through June 24, 2004. On January 4, 2005, we resigned. We have read the Company's statements included under Item 4.01(a) of its Form 8-K filed on January 10, 2005, and we agree with such statements, except as noted below. With respect to the Company's statement concerning our resignation in the first sentence of Item 4.01(a), we wish to clarify that we decided to resign because, based on our assessment of available resources and the expected future service needs of the Company, we concluded that we did not wish to continue as the Company's auditors. Also, with respect to the statements regarding the Company's internal investigation in the second and third sentences of Item 4.01(a), we wish to clarify that as of the date of our resignation, the Company's investigation was incomplete. Therefore, we had not performed any procedures to satisfy ourselves regarding the conduct or findings of the investigation. The attorneys conducting the investigation asked us whether we had any information regarding the alleged improprieties, and we responded that we had no such information. Furthermore, we wish to clarify the fourth sentence of Item 4.01(a) of the Company's Form 8-K which states that we reviewed the subsequent interim period. We have performed review procedures, in accordance with Statement on Auditing Standards No. 100, for the quarter ended September 30, 2004; however, we have not reviewed the subsequent period beginning October 1, 2004 through January 4, 2005, the date of our resignation. Finally, we are not in the position to agree or disagree with the statement, "The Company highly values the work of KPMG as its auditor and appreciates the valuable assistance they provided during the Company's initial public offering and thereafter."


Very truly yours,


KPMG LLP





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            member firm of KPMG International, a Swiss cooperative.